As filed with the Securities and Exchange Commission on March 27, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE CUTLER Trust

(Name of Registrant as Specified In Its Charter)

c/o ULTIMUS FUND SOLUTIONS, LLC

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

(Address of principal executive offices)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 27th, 2020

Dear Shareholders:

In uncertain times, such as those we find ourselves in today, we know how important a trusted financial advisor can be. Cutler has always been a fiduciary advisor, putting our clients needs first. Through consultation with the Board of Directors of the Cutler Trust, we believe that closing the Cutler Emerging Markets Fund and the Cutler Fixed Income Fund is an appropriate decision. The enclosed proxy statement provides shareholders details of this transaction, including timing and voting instructions.

We want this process to be as easy for you as possible. We have worked hard to identify suitable investment options for your account. Please call us to discuss these options and talk with us about which is best for you.

Thank you for your vote. You can vote by phone (call us!), email, or using the enclosed proxy card.

All of us at Cutler appreciate your continued confidence in us. We have helped clients navigate through multiple crises in the past, from Black Monday to the Great Recession and we are here to help you navigate through this one as well. While the current situation is difficult for many, we remain believers that investing is the best long-term wealth building method accessible to most Americans. We look forward to hearing from you.

Best regards,

Matthew Patten
Chief Executive Officer

info@cutler.com • www.cutler.com